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                                                                  EXHIBIT 11-15

                               DTE ENERGY COMPANY
                      BASIC AND DILUTED EARNINGS PER SHARE
                                 OF COMMON STOCK

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


                                                                        Three Months Ended March 31, 1999
                                                                       ------------------------------------
                                                                       (Thousands, except per share amounts)
BASIC:
     Net Income........................................................                  $         115,142
     Weighted average number of common
       shares outstanding (a)..........................................                            145,057
     Earnings per share of Common Stock
       based on weighted average number
       of shares outstanding...........................................                  $            0.79

DILUTED:
     Net Income........................................................                  $         115,142

     Weighted average number of common
       shares outstanding (a)..........................................                            145,057
     Incremental shares from assumed exercise
       of options......................................................                                113
                                                                                         -----------------
                                                                                                   145,170
                                                                                         =================
     Earnings per share of Common Stock
       assuming exercise of options....................................                  $            0.79



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(a)      Based on a daily average.